EXHIBIT 10.4.5

SUMMARY DESCRIPTION OF DIRECTOR COMPENSATION
ARRANGEMENTS FOR SCOTT D. VOGEL

In connection with the appointment of Scott D. Vogel to the Board of Directors of CBL & Associates Properties, Inc. (the “Company”), effective October 7, 2020, Mr. Vogel will be compensated for his services on the Board of Directors through cash payments of $35,000 per month made to Vogel Enterprises, LLC, a limited liability company of which Mr. Vogel is the sole member, in lieu of the Company’s standard cash compensation arrangements for directors.  Mr. Vogel will receive a minimum of six month’s cash compensation ($210,000), unless he voluntarily resigns from the Company’s Board of Directors prior to April 7, 2021.  Mr. Vogel will not receive any of the equity grants normally provided for directors pursuant to the terms of the Company’s 2012 Stock Incentive Plan, as amended.